EXHIBIT 10.1

FORM OF

AMENDED AND RESTATED

EXECUTIVE EMPLOYMENT AGREEMENT

FOR ___________________

This AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”) is entered into by and between _______________ (hereinafter “Executive”) and VaxGen, Inc. (hereinafter “VaxGen” or the “Company”), as of the date that it has been signed by both parties (the “Effective Date”). In consideration of the mutual promises made herein, VaxGen and Executive agree as follows:

1.            EMPLOYMENT BY THE COMPANY. VaxGen continues to employ Executive, and Executive hereby accepts continued employment with VaxGen upon the terms and conditions set forth in this Agreement, as of the Effective Date. Executive is employed as the Company’s [title of executive position]. [This Agreement does not affect or alter Executive’s current status as a member of the Company’s Board of Directors (the “Board”).]

2.            WORK RESPONSIBILITIES. As [title of executive position], Executive shall perform the functions and responsibilities as may be provided for that position in the Company’s by-laws and articles of incorporation, customarily associated with that position, and as may be assigned from time to time by the Company’s [President and Chief Executive Officer (“CEO”)][Board]. Executive will report to the [CEO][Board]. Executive shall devote the whole of Executive’s professional time, attention and energies to the performance of Executive’s work responsibilities (except as otherwise permitted by the Company’s general employment policies or by this Agreement). Executive’s primary office location will be the Company’s corporate headquarters. Executive’s position, title, job description, reporting relationship, office location, duties and responsibilities may be modified from time to time in the sole discretion of VaxGen.

3.	COMPENSATION AND BENEFITS.

(a)          Base Salary. [Effective retroactive to January 1, 2006][Effective retroactive to August 1, 2006], VaxGen will pay Executive a base salary at the annualized rate of $___________, less standard payroll deductions and withholdings and payable in accordance with the Company’s regular payroll schedule. Such compensation is subject to review and potential change annually in the Company’s discretion.

(b)          Bonus Potential. Executive is eligible to receive an annual performance bonus of up to thirty percent (30%) of Executive’s annual base salary. Such bonuses, if any, are awarded at the sole discretion of the Company’s Board of Directors (the “Board”) based on its assessment of Executive’s performance, as measured by the performance standards [set by the CEO][previously approved by the Board], as well as the Company’s performance. No bonuses are earned until the Board or its delegate confirms such bonuses in writing. The Company shall have the sole discretion to change or eliminate the annual bonus program at any time, and to determine the amount of bonus earned by Executive, if any.

(c)          Stock Option Grant. This Agreement does not alter or affect any stock option grants provided to Executive by the Company as of the Effective Date, except as specifically provided in Section 10(b)(iii) hereof. Executive acknowledges that there are no commitments on behalf of the Company to grant to Executive any additional stock options. The Board will consider, on an annual basis and at the Board’s sole discretion, whether to grant additional stock options to Executive.

(d)          Benefits. Executive shall be entitled to participate in the Company’s employee benefit plans which may be in effect from time to time and provided by the Company to its senior officers generally, including paid holidays, leaves of absence, health insurance, dental insurance, life insurance, vacation and other benefits, if any, in accordance with and subject to the eligibility requirements of such employee benefit plans and other applicable policies and procedures. Executive's rights under such employee benefit plans, or the rights of Executive's dependents, shall be governed solely by the terms of such plans and any applicable policies and procedures. The Company’s employee benefit plans, and policies and procedures related thereto, are subject to termination, modification or limitation at any time at the Company’s sole discretion.

(e)          Business Expenses. VaxGen shall reimburse Executive for all reasonable business expenses, including expenses incurred for travel on VaxGen business, in accordance with the policies and procedures of VaxGen, as may be adopted or amended from time to time at VaxGen's sole discretion. To be eligible for reimbursement, Executive must submit business expense reimbursement requests to VaxGen on a monthly basis, which includes supporting documentation (including receipts) reasonably satisfactory to VaxGen.

(f)           Total Compensation. Executive agrees that the compensation stated above constitutes the full and exclusive monetary consideration and compensation for all services provided by Executive to the Company, and for all promises and obligations under this Agreement.

4.            VAXGEN EMPLOYMENT POLICIES. Executive’s employment relationship will be governed by the general employment policies and practices of the Company, and Executive agrees to abide by all such written policies, practices and procedures, as they may from time to time be adopted or modified by VaxGen at its sole discretion. Executive also agrees to review and abide by the policies in VaxGen’s Employee Handbook (as they may be modified by the Company from time to time) and to acknowledge in writing that Executive has read and will abide by the Employee Handbook.

5.            PROTECTION OF COMPANY INFORMATION. As a condition of Executive’s continued employment, Executive agrees to sign, contemporaneously with this Agreement, and to abide by the Employee’s Proprietary Information and Inventions Agreement (the “Proprietary Information Agreement”) attached hereto as Exhibit A, which shall be deemed effective as of the commencement of Executive’s employment with the Company.

6.            INDEMNITY AGREEMENT. Executive and the Company agree to enter into the Indemnity Agreement attached hereto as Exhibit B.

7.	OUTSIDE ACTIVITIES.

(a)          Non-Company Activities. Except for [any activities] [the outside activities listed on Exhibit ___ which were previously approved by the Board, and any additional outside activities] consented to in writing by the [CEO][Board], which consent will not be unreasonably withheld, Executive will not during the term of this Agreement undertake or engage in any other employment, occupation or business enterprise, other than ones in which Executive is a passive investor. Executive may engage in civic and not-for-profit activities so long as such activities do not materially interfere with the performance of Executive’s duties hereunder.

(b)          No Adverse Interests. During Executive’s employment, Executive agrees not to acquire, assume or participate in, directly or indirectly, any position, investment or interest known by Executive to be adverse or antagonistic to the Company’s interests, business or prospects, financial or otherwise, except as permitted by Section 7(c).

(c)          Noncompetition. During the term of Executive’s employment by the Company, except on behalf of the Company, Executive will not directly or indirectly, whether as an officer, director, stockholder, partner, proprietor, associate, representative, consultant, employee, or in any capacity whatsoever, engage in, become financially interested in, be employed by or have any business connection with any person, corporation, firm, partnership or other entity whatsoever which competes directly with the Company, anywhere throughout the world, in any line of business engaged in (or planned to be engaged in) by the Company; provided, however, that Executive may own, as a passive investor, securities of any competing public corporation, so long as Executive’s direct holdings in any one such corporation shall not in the aggregate constitute more than one percent (1%) of the voting stock of such corporation and any ownership interest in a competitor is disclosed in writing to the Company’s [CEO][Board].

8.            FORMER EMPLOYMENT AND THIRD PARTY AGREEMENTS. Executive represents and warrants that Executive’s past and continued employment by the Company has not conflicted and will not conflict with and will not be constrained by any prior employment or consulting agreement, noncompetition agreement, proprietary information agreement or other relationship with any third party. Executive further represents and warrants that Executive does not possess or control confidential information arising out of prior employment, consulting, or other third party relationships, which Executive will utilize in connection with Executive’s employment by the Company, except as expressly authorized by that third party. Executive further warrants that by entering into this Agreement with VaxGen, Executive is not violating any of the terms, agreements or covenants of any agreement with any third party, including but not limited to any previous employer, and that Executive is not under any contractual obligation that would restrict Executive’s activities on behalf of the Company.

9.	NONINTERFERENCE.

While employed by the Company and for a period of one (1) year immediately following the termination of Executive’s employment, Executive agrees that Executive will not, without the express consent of an officer of the Company, or in the course and scope of performing Executive’s duties for the Company, interfere with the business of the Company by, either directly or indirectly:

(a)          soliciting, recruiting, inducing, encouraging, or otherwise causing any employee of VaxGen to terminate his or her employment in order to become an employee, consultant or independent contractor to or for any other person or entity, or attempting to do so;

(b)          disclosing to any person or entity the names or addresses of, or any information pertaining to, any current or former employees of VaxGen, to the extent such names, addresses or other information are confidential or private; or

(c)          using Proprietary Information (as defined in the Proprietary Information Agreement) to call on, solicit or take away any clients or customers of VaxGen or any other persons, entities, or corporations with which VaxGen has had or contemplated any business transaction or relationship during Executive’s employment with VaxGen (such Proprietary Information to include, but not be limited to, investments, licenses, joint ventures, and agreements for development), or attempting to do so.

10.	TERMINATION OF EMPLOYMENT.

(a)        At-Will Employment Relationship. Executive’s employment relationship is at-will. This means that Executive’s employment and/or this Agreement may be terminated with or without Cause (as defined in Section 10(e)(ii)), and with or without advance notice, at any time by either Executive or by VaxGen. Nothing in this document shall limit the right to terminate employment at will or to terminate this Agreement at any time. This at-will employment relationship can only be changed in a written agreement approved by the Board and signed by Executive and the [CEO][Chairman of the Board].

(b)          Severance Benefits Eligibility. In the event that Executive’s employment is terminated without Cause by the Company, or if Executive resigns for Good Reason pursuant to Section 10(c) hereof, Executive shall be eligible to receive the following as Executive’s sole severance benefits (collectively, the “Severance Benefits”): (i) severance pay in the amount of twelve (12) months of Executive’s base salary in effect as of the termination date (such severance being limited strictly to base salary and will not include any amount paid or payable as a bonus or stock option grant), less standard withholdings and deductions, and payable in the Company’s ordinary payroll cycle as salary continuation until fully paid; (ii) health insurance continuation coverage (pursuant to the federal COBRA law or applicable state law) at Executive’s own expense; (iii) all stock option grants or other equity awards then held by Executive shall be subject to accelerated vesting such that all unvested shares will become fully vested and exercisable effective as of the employment termination date (the “Accelerated Vesting”); and (iv) payment of all accrued salary and all accrued and unused vacation, as well as benefits under any written ERISA-qualified benefit plan (e.g., 401(k) plan), or written insurance policy, to which Executive has a vested right as of the termination date. If, within thirteen (13) months after a Change in Control (defined in Section 10(d)), Executive’s employment is terminated without Cause by the Company or Executive resigns for Good Reason pursuant to Section 10(c) hereof, then in addition to receiving the Severance Benefits, Executive will be eligible to receive a bonus payment for the compensation year in which the termination occurs, such payment to be prorated based on the termination date and calculated based on 100% of the target bonus amount for which Executive is eligible for the compensation year in which the termination occurs provided that Executive will not be entitled to such bonus payment if Executive otherwise received a bonus payment for the compensation year in which the termination occurs (the “Prorated Bonus”). As a condition of and prior to the receipt of all or any of the Severance Benefits, Accelerated Vesting, or Prorated Bonus, Executive shall provide the Company with an effective general release of all known and unknown claims in the form attached as Exhibit C (the “Release”).

(c)          Good Reason Resignation. Executive may resign for Good Reason by providing written notice to the Company that Executive intends to resign due to the occurrence of any of the following without Executive’s consent: (i) material breach by the Company of any of the terms and provisions of this Agreement resulting in material harm to Executive, if the Company does not remedy such breach within thirty (30) days after the Company receives written notice from Executive detailing the specific provision of this Agreement that it allegedly breached; (ii) demotion of Executive from the position of [title of executive position] or the assignment to Executive of any duties or responsibilities materially inconsistent with such position; (iii) relocation of Executive’s place of work that would increase Executive’s one-way commuting distance by more than thirty-five (35) miles over Executive’s commute immediately prior thereto; (iv) reduction by the Company of Executive’s then-current annual base salary or annual performance bonus potential (except where such reductions are imposed uniformly on other senior executives of the Company); (v) material and substantial reduction in the aggregated employee benefits made available to Executive (except where such reduction is imposed uniformly on senior executives of the Company); or (vi) failure of a successor company to assume the obligations of this Agreement. Executive’s resignation shall be effective on the date specified in the notice given hereunder, which date shall not be earlier than the date such notice is given, nor more than thirty (30) days after the date such notice is given (unless such earlier resignation date is specified by the Company).

(d)          Definition of Change in Control. For the purposes of this Agreement, a Change in Control shall be deemed to have occurred if: (i) there is an acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (for the purposes of this Section, a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of the voting power of the then outstanding voting securities of VaxGen entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection 10(d), any acquisition by any employee benefit plan (or related trust) sponsored or maintained by VaxGen or any corporation controlled by VaxGen shall not constitute a Change in Control; or (ii) individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual (other than an individual whose initial assumption of office occurs as a result of an actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board) who becomes a director subsequent to the date hereof whose election or nomination for election by VaxGen's shareholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board; or (iii) there is a consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of VaxGen (a “Business Combination”) unless, following such Business Combination, (A) individuals and entities who were the beneficial owners of the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the voting power of the then Outstanding Company Voting Securities of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns VaxGen or all or substantially all of VaxGen's assets either directly or through one or more subsidiaries) and (B) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or (iv) approval by the shareholders of VaxGen of a complete liquidation or dissolution of VaxGen.

(e)	Termination for Cause.

(i)           No Severance. In the event Executive’s employment is terminated at any time for Cause, Executive will be entitled to payment of all accrued salary and accrued and unused vacation, but Executive will not be entitled to the Severance Benefits, pay in lieu of notice, or any other such compensation.

(ii)          Cause Definition. For the purposes of this Agreement, “Cause” for termination shall mean any of the following: (A) fraud or conviction (including a no contest or guilty plea) of illegal criminal acts committed by Executive; (B) Executive’s material breach of any material provision of any written agreement with the Company, including but not limited to this Agreement or the Proprietary Information Agreement; (C) Executive’s material failure to perform Executive’s job duties as determined by the [Company][Board] in its reasonable judgment, and after notice of such failure has been given to Executive by the [CEO][Board] and Executive has had a fifteen (15) business-day period within which to cure such failure; or (D) a material violation of any material VaxGen employment policy, including but not limited to the policies set forth in VaxGen’s employee handbook.

(f)           Voluntary or Mutual Termination. In the event Executive terminates Executive’s employment other than for Good Reason, or in the event that Executive’s employment terminates at the parties’ mutual agreement, Executive will be entitled to payment of all accrued salary and accrued and unused vacation, but Executive will not be entitled to Severance Benefits, pay in lieu of notice, or any other such compensation.

(g)          Termination Due to Death. In the event of Executive’s death, Executive’s employment will terminate on the date thereof, and Executive and Executive’s heirs or estate will be entitled to payment of all accrued salary and accrued and unused vacation, but Executive will not be entitled to Severance Benefits, pay in lieu of notice or any other such compensation.

(h)	Excise Tax.

(i)           Anything in this Agreement to the contrary notwithstanding, if any payment or benefit that Executive would receive pursuant to this Agreement (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be equal to the Reduced Amount (defined below). The “Reduced Amount” shall be either (i) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax, or (ii) the Payment or a portion thereof after payment of the applicable Excise Tax, whichever amount after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax, results in Executive’s receipt, on an after-tax basis, of the greatest amount of the Payment to Executive. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the following order unless Executive elects in writing a different order (provided, however, that such election shall be subject to Company approval if made on or after the date on which the event that triggers the Payment occurs (the “Payment Event”)): reduction of cash payments; cancellation of accelerated vesting of option grants; reduction of employee benefits. In the event that acceleration of vesting of option grants is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant unless Executive elects in writing a different order for cancellation.

(ii)          The accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the Payment Event shall perform the foregoing calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Payment Event, the Board shall have the discretion to appoint a nationally recognized accounting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.

(iii)        The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the

Company and Executive within fifteen (15) calendar days after the date on which Executive’s right to a Payment is triggered (if requested at that time by the Company or Executive) or such other time as requested by the Company or Executive. If the accounting firm determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced Amount, it shall furnish the Company and Executive with an opinion reasonably acceptable to Executive that no Excise Tax will be imposed with respect to such Payment. The Company shall be entitled to rely upon the accounting firm’s determinations, which shall be final and binding.

(i)           Deferred Compensation. In the event that the Company determines that any payments hereunder (including but not limited to the Severance Benefits or the Prorated Bonus provided under Section 10(b) (Severance Benefits Eligibility)), fail to satisfy the distribution requirement of Section 409A(a)(2)(A) of the Code as a result of Section 409A(a)(2)(B)(i) of the Code, then the payment of such benefits shall not be made pursuant to the payment schedules provided herein and instead the payment of such benefits shall be delayed, accelerated, or otherwise restructured to the minimum extent necessary so that such benefits are not subject to the provisions of Section 409A(a)(1) of the Code and Executive receives as nearly as possible the benefits intended by this Agreement notwithstanding Section 409A of the Code. To the extent payments are delayed under this provision, then any delayed amounts shall be paid as a single lump sum following expiration of the period of delay required by Section 409A.

(j)           Board Membership. In the event Executive’s employment with VaxGen is terminated for any reason, whether at the Company’s or Executive’s request, and Executive then is a member of the Board, Executive agrees, unless otherwise requested by the Board, to resign Executive’s membership on the Board effective as of the date of the termination of Executive’s employment.

11.	GENERAL PROVISIONS.

(a)          Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of California without regard to conflict of laws principles that would otherwise apply the law of another jurisdiction. Any ambiguity in this Agreement shall not be construed against either party as the drafter.

(b)          Complete Agreement. This Agreement, including the Proprietary Information Agreement, and the Indemnity Agreement, constitutes the complete, final and exclusive embodiment of the entire agreement and understanding of the parties with regard to the subject matter hereof. It is entered into without reliance on any promise, warranty or representation other than those expressly contained herein, and it supersedes and replaces any and all prior or contemporaneous agreements, promises or representations between VaxGen and Executive, whether oral, written or implied, including but not limited to that certain Employment Agreement between Executive and the Company dated __________, a copy of which is attached hereto as Exhibit D. The terms of this Agreement and any changes in Executive’s employment terms (other than those employment terms expressly reserved to the Company’s or Board’s discretion in this Agreement), require a written amendment to the Agreement [which is approved by the Board and] signed by Executive and a duly authorized officer of the Company [pursuant to authority expressly granted by the Board].

(c)          Waiver. Any waiver of a breach of this Agreement shall be in writing and shall not be deemed to be a waiver of any successive breach.

(d)          Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, and such invalid, illegal or unenforceable provision will be reformed, construed and enforced in such jurisdiction so as to render it valid, legal, and enforceable consistent with the general intent of the parties insofar as possible.

(e)          Voluntary Agreement. Executive and VaxGen represent and warrant that each has reviewed all aspects of this Agreement, has carefully read and fully understands all provisions of this Agreement, and is voluntarily entering into this Agreement. Each party represents and agrees that such party has had the opportunity to review any and all aspects of this Agreement with the legal and tax advisors of such party's choice before executing this Agreement, and each party has had a full opportunity to negotiate the terms of this Agreement prior to signing this Agreement.

(f)           Headings. The headings and captions of the various paragraphs of this Agreement are placed herein for the convenience of the parties and the reader, do not constitute a substantive term or terms of this Agreement, and shall not be considered in the interpretation or application of this Agreement.

(g)          Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement. Signatures transmitted via facsimile shall be deemed the equivalent of originals.

(h)          Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of and shall be enforceable by and against Executive and the Company, and their respective successors, assigns, heirs, executors and administrators; except that it is agreed that Executive may not assign any of Executive’s duties hereunder; and Executive may not assign any of Executive’s rights hereunder without the written consent of the Company, which shall not be unreasonably withheld.

(i)           Notices. Any notices provided hereunder must be in writing and shall be deemed effective upon, as applicable, the date of personal delivery (including personal delivery by facsimile transmission), the date of delivery by express delivery service (e.g. Federal Express), or the third day after mailing by certified or registered mail, return receipt requested, to the attention of the [CEO][Chairman of the Board] sent to the Company’s corporate headquarters, and to Executive at Executive’s address as listed on the Company’s payroll, or as otherwise provided in writing by Executive to the [CEO][Board].

(j)           Alternative Dispute Resolution. To ensure rapid and economical resolution of any disputes which may arise concerning the relationship between Executive and the Company, the parties hereby agree that any and all claims, disputes or controversies of any nature whatsoever arising out of, or relating to, this Agreement and its enforcement, application, interpretation, performance, or execution, Executive’s employment with the Company, or the termination of such employment, shall be resolved, to the fullest extent permitted by law, by final, binding and confidential arbitration in San Francisco, California conducted before a single arbitrator by JAMS, Inc. (“JAMS”) or its successor, under the then applicable JAMS arbitration rules. The parties each acknowledge that by agreeing to this arbitration procedure, they waive the right to resolve any such dispute, claim or demand through a trial by jury or judge or by administrative proceeding. Executive will have the right to be represented by legal counsel at any arbitration proceeding. The arbitrator shall: (i) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be available under applicable law in a court proceeding; and (ii) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The arbitrator, and not a court, shall also be authorized to determine whether the provisions of this paragraph apply to a dispute, controversy, or claim sought to be resolved in accordance with these arbitration procedures. The Company shall bear all JAMS’ arbitration fees and administrative costs. Nothing in this Agreement is intended to prevent either Executive or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any arbitration.

(k)          Right To Work. As required by law, this Agreement is subject to satisfactory proof of Executive’s right to work in the United States.

IN WITNESS WHEREOF, the parties have executed this Agreement on the dates specified below.

VAXGEN, INC.

By: ______________________________

Date: _____________________________

[UNDERSTOOD][ACCEPTED] AND AGREED:

______________________________

______________________________

Date

Exhibit A – Employee’s Proprietary Information and Inventions Agreement

Exhibit B – Indemnity Agreement

Exhibit C – Form of Release

Exhibit D – Employment Agreement [and proprietary information agreement dated _______]

[Exhibit _ – List of Approved Outside Activities]